Exhibit 99
To Our Shareholders, Customers, and Friends:
While we are certainly in the midst of a once-in-a-lifetime set of economic conditions, Centra remains a healthy and financially sound company. Our capital levels and asset quality remain among the best in the industry. Each of our business lines are performing well as we continue to grow our client base despite market and credit challenges. Simply said, we are strong and we are lending.
We are sound. All of Centra’s key capital ratios are well above regulatory benchmarks required to be considered a “Well Capitalized” institution, the strongest categorization recognized by all of our regulators. At year end, Centra’s Tier 1 Capital ratio was 10.10%, significantly greater than the “Well Capitalized” threshold of 6.00%. Total Risk-Based Capital at the end of 2008 was 11.36%, also exceeding the “Well Capitalized” threshold of 10.00%. By being “Well Capitalized,” Centra is positioned to meet our customers’ prudent needs.
“ All of Centra’s key capital ratios are well above regulatory benchmarks required to be considered a “Well Capitalized” institution, the strongest categorization recognized by all of our regulators. ”
We are strong. As a result of a disciplined credit culture, consistent underwriting, and personal relationships with our loan customers, we continue to report excellent credit quality and performance. In 2008, Centra reported a 0.24% net charge off ratio, a 0.57% year-end non-performing asset ratio, and a reserve for loan losses of 1.60% of total loans. Centra’s reserve for loan losses was 237% of non-performing assets as of the end of 2008. Each of these performance indicators compares very well to our peer group banks and industry averages.
We are healthy. For the year 2008, net income reached a record level of $6.6 million, a 23% increase over 2007. Contributing to this increase was improved net interest income, controlled expenses and increases in non-interest income. While Keefe, Bruyette & Woods (KB&W), a leading investment banking firm, is predicting an 18% decline in earnings per share for the banking industry, we are pleased to report a slight increase in earnings per share as compared to 2007.
We are growing. Total loans outstanding increased $149 million or 17% over the prior year. In 2008, Centra originated, renewed or funded over $475 million of loans to our customers. This asset growth was funded by an increase in total deposits of $69 million or 7% over the prior year.
In the past year two new offices were opened, one in Spring Mills, WV and another in the Walnut Hill area of Uniontown, PA. Also, two major renovations were completed with one in downtown Uniontown, PA and the other in our Suncrest Office in Morgantown, WV for the purpose of providing better access for our customers. In addition, a premium location has been acquired in the city of Hagerstown, MD for a new banking office in that market. Construction is set to begin in the spring.
We are Safe...and so are your deposits. Since we opened our doors in 2000, your deposits have been fully insured by the maximum insurance coverage provided by the FDIC, which today stands at $250,000 per depositor. And, on its first day of availability, Centra elected to participate in a new FDIC program that provides unlimited insurance on non-interest bearing accounts. In the FDIC’s 75-year history, no customer has ever lost a single penny in an insured deposit account.
We are Stable. KB&W regularly ranks the safety of banks by state. In their most recent report, West Virginia continues to rank as one of the top three states in the nation in terms of the safety of its banks. The market areas in Pennsylvania and Maryland that Centra operates in continue to be stable as well.
We are Careful. Since the company’s founding in 2000, Centra specifically avoided “higher risk” products, services or investments. In these challenging times, we fortunately find ourselves with no risky investment bank bonds (i.e. Lehman Brothers, Bear Stearns etc.), no FNMA or FHLMC preferred stock, no interest rate swaps, hedging instruments or derivatives.
Above all, Centra has continued the same conservative lending philosophy that has been our practice since our company was founded. From the very beginning, we have loaned our resources locally and have “stayed at home” with our business practices.
“ In 2008, Centra originated, renewed or funded over $475 million of loans to our customers. ”
In conclusion, our Shareholders saw... a number of very positive events take place in 2008 including: declaration of the company’s first cash dividend in February; followed by successive quarterly cash dividends; declaration of a fifth consecutive 10% stock dividend in December; and the implementation of a successful Dividend Reinvestment Program that shareholders have heartily embraced. In our initial announcement of the plan, over 30% of our shareholders reinvested their dividends and/or bought additional shares in the company. We believe that this demonstrates our shareholder’s confidence that we’ll emerge from these challenging times a stronger and better competitor.
We appreciate your support and welcome your comments and suggestions.
Douglas J. Leech
Chairman, President and CEO

Centra Financial Holdings, Inc., and Subsidiaries

Consolidated Statements of Condition
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$18,646	$15,507
Interest-bearing deposits in other banks	1,650	985
Federal funds sold	—	26,904

Total cash and cash equivalents	20,296	43,396

Available-for-sale securities, at estimated fair value (amortized cost of $119,733 in 2008 and $124,379 in 2007)	121,543	125,904
Loans, net of unearned income	1,025,212	876,176
Allowance for loan losses	(16,367)	(13,536)

Net loans	1,008,845	862,640

Premises and equipment	21,446	18,720

Loans held for sale	1,961	1,865
Goodwill and other intangibles	16,297	16,735
Other assets	23,169	15,927

Total assets	$1,213,557	$1,085,187

LIABILITIES
Deposits
Non-interest bearing	$132,229	$114,419
Interest-bearing	880,164	829,515

Total deposits	1,012,393	943,934

Short-term borrowings	75,285	25,173

Long-term debt	20,000	20,000

Other liabilities	10,637	8,160

Total liabilities	1,118,315	997,267

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 6,804,084 and 5,971,171 issued and outstanding, respectively	6,804	5,971
Additional paid-in capital	93,887	81,580
Accumulated earnings	(6,535)	(547)
Accumulated other comprehensive income	1,086	916

Total equity	95,242	87,920

Total liabilities and stockholders’ equity	$1,213,557	$1,085,187

Centra Financial Holdings, Inc., and Subsidiaries

Consolidated Statements of Income
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	Year Ended Dec. 31,
	2008	2007
INTEREST INCOME
Loans, including fees	$63,607	$60,423
Loans held for sale	164	156
Securities available-for-sale	5,234	6,153
Interest-bearing bank balances	23	70
Federal funds sold	327	1,768

Total interest income	69,355	68,570

INTEREST EXPENSE
Deposits	27,488	31,553
Short-term borrowed funds	817	960
Long-term debt	1,094	1,488

Total interest expense	29,399	34,001

Net interest income	39,956	34,569

Provision for credit losses	5,157	3,498

Net interest income after provision for credit losses	34,799	31,071

OTHER INCOME
Service charges on deposit accounts	3,058	2,174
Other service charges and fees	2,431	1,893
Secondary market income	1,187	1,099
Security gains	217	—
Other	890	915

Total other income	7,783	6,081

OTHER EXPENSE
Salary and employee benefits	16,423	14,653
Occupancy expense	2,600	2,171
Equipment expense	2,169	1,921
Advertising	1,388	2,029
Professional fees	1,283	340
Data processing	2,220	1,763
Other outside services	901	885
Other	5,779	5,159

Total other expense	32,763	28,921

Net income before income tax	9,819	8,231

INCOME TAX EXPENSE	3,249	2,904

Net income	$6,570	$5,327

Basic earnings per share	$1.00	$0.99
Diluted earnings per share	$0.92	$0.91
Weighted average shares outstanding — basic	6,597,386	5,384,111
Weighted average shares outstanding — diluted	7,125,462	5,859,735
Cash dividends declared per share	$0.20	—